Exhibit 99.1

Diedrich Coffee Reports First Quarter Results

Irvine, California, November 11, 2004 - Diedrich Coffee, Inc. (Nasdaq:DDRX) today announced operating results for its first fiscal quarter of 2005, which ended September 22, 2004. For the quarter, the Company reported a net loss of $468,000, or $0.09 per share, compared to a loss of $188,000, or $0.04 per share, for the first quarter of the prior fiscal year.

Roger Laverty, Diedrich Coffee’s Chief Executive Officer, stated “The seasonality of the Company’s business typically produces first quarter losses. Summer months are traditionally the slowest periods of the year. We also expected a higher loss in this year’s first fiscal quarter due to the cost of an expanded organization to manage our planned acceleration of new store growth.”

Laverty went on to say “We’re pleased that the programs we put in place a year ago are now bearing fruit. For the second quarter in a row, our revenue increased in every segment of the business. The increased financial and human resources that we have invested in our retail and wholesale segments have resulted in strong retail comparative sales gains and solid growth of our third party wholesale sales. In the franchise segment, the international operations continue to experience robust growth and we’ve also begun to stabilize the domestic franchise operations that have declined in recent years. We believe that the Gloria Jean’s domestic franchise operations have major growth potential and we have expanded our business development, construction and related support areas to focus on that opportunity.”

Revenue

Total revenue for the twelve weeks ended September 22, 2004, was $12,260,000, an increase of $836,000 (7.3%) compared with revenue of $11,424,000 for the prior year period. Segment increases were $256,000 (3.7%) in retail sales, $490,000 (17.0%) in wholesale sales, and $90,000 (5.4%) in franchise revenue.

The increase in retail sales for the first fiscal quarter versus the prior year quarter was the result of a $411,000 (6.2%) increase in same store sales and a $25,000 (39.6%) increase in e-commerce retail sales, net of a reduction of $344,000 due to sale or closure of six company operated stores.

System-wide comparable store sales at Diedrich Coffee brand coffeehouses open for at least one year increased 6.8% for the quarter, as compared with the prior year, while comparable store sales at the Company’s Coffee People locations increased 7.5% during this same period. System-wide comparable store sales at Gloria Jean’s units declined 1.2% during the first fiscal quarter compared to the prior year quarter.

The increase in wholesale sales was primarily in Keurig “K-cup” and other sales to third party customers that increased $422,000 (24.3%) and an increase of $68,000 in sales of roasted coffee to franchisees.

Franchise revenue increased primarily due to international royalties and new store fees that increased by $197,000 as a result of a 90 unit increase since the beginning of fiscal 2004. This was offset by a $84,000 decline primarily in the area development dissolution agreement settlements and a $23,000 decline in domestic royalties due to reduction of 12 units since the beginning of fiscal 2004.

Costs and Expenses

Cost of sales and related occupancy costs increased from 52.4% of retail and wholesale sales in the prior year quarter to 53.4% in the current quarter. The increased costs were primarily due to increased costs in the wholesale segment as a result of an increase in inventory valuation provisions and higher allocation of depreciation charges to this segment.

Operating expenses improved on a margin basis, declining from 32.4% of sales in the first quarter of last year to 31.9% in the first quarter of the current year. The improvement was largely due to a reduction in expense as a result of exiting the wholesale grocery store channel following the first quarter of the prior year.

General and administrative expenses increased 22.9%. More than half of this increase was due to expansion of the business development, construction and systems areas to accommodate planned growth. Other increases included audit fees, bad debt provision and accrued incentive compensation that is payable only upon achievement of earnings goals.

Conference Call

Diedrich Coffee will be discussing these financial results and future prospects with analysts and investors in a conference call. The conference call, hosted by Roger Laverty, CEO, and Marty Lynch, CFO, will take place on November 12, 2004 at 8:00 a.m. Pacific Time (1:00 p.m. Eastern Time). The conference call will be simultaneously webcast by CCBN and can be accessed at Diedrich Coffee’s website at www.diedrich.com. A replay of the conference call will also be available by telephone at (888)-203-1112, pass code I.D. 815728, from 11:00 a.m. Pacific Time on November 12, 2004 through midnight on November 24, 2004.

About Diedrich Coffee

With headquarters in Irvine, California Diedrich Coffee specializes in sourcing, roasting and selling the world’s highest quality coffees. The Company’s three brands are Gloria Jean’s Coffees, Diedrich Coffee, and Coffee People. The Company’s 493 retail outlets, the majority of which are franchised, are located in 33 states and 10 foreign countries. Diedrich Coffee also sells its coffees through more than 460 wholesale accounts including office coffee service distributors, restaurants and specialty retailers, via mail order and the Internet. For more information about Diedrich Coffee, call 800/354-5282, or visit the Company’s Web sites at www.diedrich.com, www.gloriajeans.com, or www.coffeepeople.com.

Forward Looking Statements

Statements in this news release that relate to future plans, financial results or projections, events or performance are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and fall under the safe harbor. Actual results and financial position could differ materially from those anticipated in the forward-looking statements as a result of a number of factors, including, but not limited to, the financial and operating performance of the Company’s retail operations, the Company’s ability to maintain profitability over time, the successful execution of the Company’s growth strategies, franchisee’s adherence to the Company’s practices, policies and procedures, the impact of competition, the availability of working capital, and other risks and uncertainties described in detail under “Risk Factors and Trends Affecting Diedrich Coffee and its Business” in the Company’s annual report on Form 10-K/A for the fiscal year ended June 30, 2004.

Information Contact:
Marty Lynch, Chief Financial Officer	(949) 260-6788

DIEDRICH COFFEE, INC.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

(UNAUDITED)

(in thousands, except per share amounts)

OPERATIONS DATA:

	Twelve Weeks Ended September 22, 2004	Twelve Weeks Ended September 24, 2003 (Restated)
Retail sales	$7,129	$6,873
Wholesale and other revenue	3,364	2,874
Franchise revenue	1,767	1,677

Total revenue	12,260	11,424

Cost of sales and related occupancy costs	5,607	5,111
Operating expenses	3,906	3,700
Depreciation and amortization	545	587
General & administrative expenses	2,634	2,144
Gain on asset disposals	(15)	—
Provision for asset impairment & restructuring	—	4

Total costs and expenses	12,677	11,546

Operating loss	(417)	(122)
Interest expense and other income, net	(44)	(57)

Loss before income tax provision	(461)	(179)
Income tax provision	7	9

Net loss	$(468)	$(188)

Basic and diluted net loss per share:	$(0.09)	$(0.04)

Basic and diluted weighted average shares outstanding	5,163	5,161

BALANCE SHEET AND RETAIL UNIT COUNT DATA:
	September 22, 2004	June 30, 2004
Cash	$1,360	$1,799
Accounts receivable, net	2,807	2,337
Inventories	2,957	2,815
Other assets	19,360	18,691

Total assets	$26,484	$25,642

Accounts payable	$1,918	$2,144
Current portion of long-term debt	425	200
All other current liabilities	5,362	4,758
Long-term debt, excluding current portion	1,508	783
Other non-current liabilities	856	880
Total stockholders’ equity	16,415	16,877

Total liabilities and stockholders’ equity	$26,484	$25,642

Domestic retail stores	197	200
International retail stores	296	282

Total retail stores (Company and franchise, all brands)	493	482